Exhibit 5

DLA Piper LLP (US) 444 West Lake Street, Suite 900 Chicago, Illinois 60606-0089 www.dlapiper.com T 312.368.4000 F 312.236.7516

November 21, 2023

Board of Directors
Highwoods Properties, Inc.
150 Fayetteville Street, Suite 1400
Raleigh, North Carolina 27601

$350,000,000 of 7.65% Notes due 2034

Ladies and Gentlemen:
We have served as special counsel to Highwoods Realty Limited Partnership, a North Carolina limited partnership (the “Operating Partnership”), and Highwoods Properties, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Operating Partnership of $350,000,000 aggregate principal amount of the Operating Partnership’s 7.65% Notes due 2034 (the “Notes”) pursuant to the Registration Statement on Form S-3 (File No. 333-269624-01) (the “Registration Statement”), which became effective upon filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on February 7, 2023. The Notes are to be issued pursuant to an underwriting agreement, dated as of November 14, 2023 (the “Underwriting Agreement”), among the Operating Partnership, the Company and PNC Capital Markets LLC, BofA Securities, Inc., J.P. Morgan Securities LLC, TD Securities (USA) LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein. The Notes are to be issued pursuant to an indenture dated as of December 1, 1996 (the “Base Indenture”), between the Operating Partnership, the Company and U.S. Bank Trust Company, National Association (as successor in interest to Wachovia Bank, N.A. as merged with and into First Union National Bank of North Carolina), as trustee (the “Trustee”), as supplemented by an officers’ certificate establishing the terms of the Notes, dated as of November 21, 2023 (such certificate, together with the Base Indenture, the “Indenture”).
In connection with our representation of the Operating Partnership, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:
(a)the Certificate of Limited Partnership of the Operating Partnership, together with all amendments and supplements thereto, as in effect on the date hereof, as certified by the Secretary of State of the State of North Carolina as of February 1, 2023 and by the Secretary of the Company, as the general partner of the Operating Partnership, as of the date hereof;
(b)the Second Restated Agreement of Limited Partnership of the Operating Partnership, together with all amendments and supplements thereto, as in effect on the date hereof, as certified by the Secretary of the Company, as general partner of the Operating Partnership, as of the date hereof;

Board of Directors
Highwoods Properties, Inc.
November 21, 2023

(c)copies of resolutions duly adopted by the Board of Directors of the Company on November 4, 1996, February 1, 2023 and November 10, 2023 as certified by the Secretary of the Company as of the date hereof;
(d)the Registration Statement;
(e)the Operating Partnership’s prospectus supplement, dated November 14, 2023, as filed with the Commission on November 15, 2023, pursuant to Rule 424(b) under the Securities Act, together with the base prospectus, dated February 7, 2023 (collectively, the “Prospectus”);
(f)an executed copy of the Underwriting Agreement;
(g)an executed copy of the Indenture;
(h)the form of the definitive global note representing the Notes;
(i)executed copies of the certificates of the Secretary of the Company, dated the date hereof, as to certain factual matters;
(j)the certificate of the Secretary of State of the State of North Carolina as to the existence of the Operating Partnership in the State of North Carolina dated November 16, 2023 (the “Good Standing Certificate”); and
(k)such other documents as we have deemed necessary or appropriate to enable us to express the opinions set forth below, subject to the assumptions, limitations and qualifications stated herein.
In these examinations and for purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or portable document file (.PDF) copies and the authenticity of the originals of such documents, (iii) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof upon all parties (other than the Operating Partnership, as to which we express our opinion below), (iv) the legal capacity of natural persons, (v) the genuineness and validity of all signatures and (vi) the conformity of the documents filed with the Commission via the Electronic Data Gathering and Retrieval System, as supplemented by its Interactive Data Electronic Applications system (“EDGAR”), except for required EDGAR formatting changes, to physical copies of the documents prepared by the Company and the Operating Partnership and submitted for our examination.
Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:
1.The Operating Partnership is a limited partnership validly existing and in good standing under the laws of the State of North Carolina, and has the requisite limited partnership power to issue the Notes.

Board of Directors
Highwoods Properties, Inc.
November 21, 2023

2.The Notes have been duly authorized for issuance by the Operating Partnership, and when executed by the Operating Partnership and authenticated by the Trustee in the manner provided in the Indenture (assuming the due authorization, execution and delivery of the Indenture by the Trustee) and delivered against payment of the purchase price therefor, the Notes will constitute valid and binding obligations of the Operating Partnership under New York law, enforceable against the Operating Partnership under New York law in accordance with their terms.
The opinion in paragraph 1 with respect to existence and good standing of the Operating Partnership is based solely on the Good Standing Certificate.
Our opinion in paragraph 2 is subject to the following additional assumptions and qualifications:
(a)Enforceability is subject to, and may be limited by: (i) bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws affecting creditors’ rights generally, including, without limitation, laws regarding fraudulent conveyances and preferential transfers; and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding at law or in equity).
(b)Further, we express no opinion on any provision contained in the Indenture or the Notes (i) relating to indemnification or contribution which are violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation); (ii) purporting to require a party thereto to pay or reimburse attorneys’ fees incurred by another party, or to indemnify another party therefor, which provisions may be limited by applicable statutes and decisions relating to the collection and award of attorneys’ fees; (iii) relating to consents to or restrictions upon governing law; (iv) that requires waiver or amendments to be made only in writing; or (v) regarding the severability, if invalid, of provisions of such agreements.
We do not purport to express any opinion on any laws other than (i) the North Carolina Revised Uniform Limited Partnership Act, (ii) the laws of the State of New York (excluding state securities or blue sky laws) and (iii) the federal laws of the United States of America. This opinion concerns only the effect of such laws (exclusive of the principles of conflict of laws) as currently in effect. As to matters of such laws, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We express no opinion as to the applicability or effect of any federal or state laws regarding fraudulent transfers or fraudulent conveyances or as to compliance with the securities (or “blue sky”) laws of any state.
This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose

Board of Directors
Highwoods Properties, Inc.
November 21, 2023

consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.
This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,
/s/ DLA Piper LLP (US)
DLA Piper LLP (US)